AMENDMENT TO THE MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT dated this 19th day of September, 2006 to the Mutual Fund Custody Agreement dated as of August 2, 2004, as amended (the “Custody Agreement”), by and between Old Mutual Advisor Funds, a Delaware business trust and Wachovia Bank, National Association (“Wachovia”), shall be as follows:

WHEREAS, Old Mutual Advisor Funds and Wachovia have previously entered into the Custody Agreement and Old Mutual Advisor Funds established and has an interest in the custodian account and custodial relationship with Wachovia;

WHEREAS, effective December 30, 2005, Wachovia Corporation sold its institutional custody services business, including the custodial account and custodial relationship referenced above, to U.S. Bank National Association (“U.S. Bank”);

WHEREAS, the parties desire to amend the Custody Agreement to reflect the change in custodian;

WHEREAS, Paragraph 31 of the Custody Agreement allows for its amendment by mutual agreement of the parties;

WHEREAS, Paragraph 32 of the Custody Agreement allows for the appointment of a successor custodian by the board of trustees of Old Mutual Advisor Funds; and

NOW, THEREFORE, the parties agree as follows:

U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency. U.S. Bank does hereby: (i) confirm it is qualified to establish and maintain the custodial account and custodial relationship and act as custodian under the Custody Agreement; (ii) confirm the assignment and its acceptance of the powers, rights, functions, duties and interests as successor to Wachovia under the Custody Agreement; (iii) represent that it is eligible, and satisfies all applicable requirements and qualifications to become successor, and (iv) agree to perform each of such duties and obligations of the custodial relationship, all as provided in the Custody Agreement and subject to the provisions currently set forth therein.

Effective September 19, 2006, all references to Wachovia Bank, N.A. in the Custody Agreement should be replaced with U.S. Bank, N.A., as the successor custodian.

Except to the extent supplemented hereby, the Custody Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

OLD MUTUAL ADVISOR FUNDS	U.S. BANK, N.A.
By: /s/ Mark E. Black	By: /s/ Michael R. McVoy
Name: Mark E. Black	Name: Michael R. McVoy
Title: Chief Financial Officer	Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Walter J. Palmer

Name: Walter J. Palmer

Title: Vice President

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